SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]


Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                            K-TEL INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            K-TEL INTERNATIONAL, INC.

                            2605 FERNBROOK LANE NORTH
                          MINNEAPOLIS, MINNESOTA 55447



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To our shareholders:


         The Annual Meeting of shareholders of K-tel International, Inc. (the "Company") will be held on February 26, 1999, 11:00 a.m., central time at the Ramada Plaza Hotel located at 12201 Ridgedale Drive in Minnetonka, Minnesota for the following purposes:


         (1)      To elect directors.


         (2) To approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of common stock reserved for issuance under the plan from 600,000 shares to 2,000,000.

         (3) To approve the appointment of Arthur Andersen LLP as independent public accountants.


         (4) To act upon any other business that may properly come before the meeting.


         Only shareholders of record at the close of business on January 14, 1999 will be entitled to vote at the meeting or any adjournment thereof.


         You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please read the attached Proxy Statement and complete, sign, date and return your Proxy in the reply envelope provided as soon as possible.

                                         By Order of the Board of Directors




                                         /s/ Lawrence Kieves

                                         Lawrence Kieves
                                         President


Approximate Date of Mailing Proxy Material:
January 25, 1999

                            K-TEL INTERNATIONAL, INC.

                               -------------------

                                 Proxy Statement

                         Annual Meeting of Shareholders

                                  to be held on


                                February 26, 1999


                               -------------------


         The Board of Directors of K-tel International, Inc. (the "Company") solicits the enclosed Proxy for the Annual Meeting of Shareholders to be held at the Ramada Plaza Hotel located at 12201 Ridgedale Drive in Minnetonka,
Minnesota on February 26, 1999 at 11:00 a.m., Central Time, and any adjournment thereof. Shares represented by proxies in the form solicited will be voted. Proxies may be revoked at any time before being exercised by filing with the Company's Secretary a proxy dated at a later time or a written revocation dated after the date of the proxy.



                      OUTSTANDING SHARES AND VOTING RIGHTS


         Only shareholders of record at the close of business on January 14, 1999 will be entitled to vote at the meeting or any adjournment thereof. As of December 31, 1998, the Company had outstanding 9,521,894 shares of common stock. Each share of common stock has one vote.



                               SECURITY OWNERSHIP


         The following table sets forth, as of December 31, 1998, all persons known by the Company to be the owner, of record or beneficially, of as much as approximately five percent of the outstanding common stock of the Company, and such ownership by all officers and directors as a group. On April 21, 1998, the board of directors declared a two for one stock split of the Company's common stock in the form of a stock dividend paid to shareholders of record on May 1, 1998. All share amounts and exercise price per share reflect the two for one stock split.


                                   Number of Common Shares      Percent of
Name and Address                     Owned Beneficially            Class
----------------                     ------------------            -----


Philip Kives                              4,237,230                42.3%
220 Saulteaux Crescent
Winnipeg, Manitoba R3J 3W3
Canada

All officers and directors                4,264,430                42.5%
as a group  (persons)


--------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any person who owns more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC for the filing of these reports and the Company is required to disclose in this Proxy Statement any failure to file the reports by these dates. Based upon the copies of the Section 16(a) reports that the Company received from such persons for their 1998 fiscal year transactions, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and beneficial owners of 10% or more of the Company's outstanding common stock except a Form 4 report for a March 1998 sale by Mr. David Weiner on 7,000 shares, which was filed two business days late.


                      EXECUTIVE OFFICERS OF THE REGISTRANT


The following table sets forth certain information with respect to the executive officers of the Company at December 31, 1998.


Name of Officer                 Age         Positions and Offices Held
---------------                 ---         --------------------------

Philip Kives                     69         Chairman of the Board,
                                            Chief Executive Officer

Lawrence Kieves                  50         President

Jeffrey Koblick                  51         Executive Vice President,
                                            Purchasing and Operations

Corey Fischer                    41         Secretary, Vice President - Finance,
                                            Chief Financial Officer/Treasurer


Messrs. Kives and Koblick have held various offices and/or managerial positions with the Company for more than the past five years. Mr. Kives was re-appointed Chief Executive Officer of the Company on October 16, 1995. In October 1997, Mr. Fischer was elected as Vice President-Finance, Chief Financial Officer/Treasurer of K-tel International, Inc. and in April 1998 was appointed Secretary of the Company.

In October 1998 Lawrence Kieves was appointed to the position of President of K-tel International, Inc. Prior to joining the Company Mr. Kieves was Managing Director of EWK Associates, a private company engaged in real-estate development.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS


         Six (6) directors are to be elected at the meeting, each for a term of one year or until his successor is elected and qualified. All the persons listed below are now serving as directors of the Company. The Board of Directors proposes for election all of the nominees listed below:


                                                                                       Common Shares
     Name and Age                 Principal Occupation during         Director      Beneficially Owned       Percent
     of Nominee                      The past five years.               Since     As of December 31, 1998   Of Class
---------------------        -------------------------------------    --------    -----------------------   --------
Philip Kives                 Founder of the Company;                    1968             4,237,230           42.3%
(69)                         Chairman of the Board of the Company,
                             Chief Executive Officer


Herbert Davis                Attorney in private law practice           1999                ----              ----
(60)

Lawrence Kieves         (1)  President                                  1999                ----              ----
(50)

Jay William Smalley          Chief Executive Officer of JWS,            1999                ----              ----
(64)                         Inc., a real estate development
                             and sales company specializing in
                             hotels, motel, industrial and
                             residential properties

Dennis W. Ward               Controller of K-tel International,         1999                ----              ----
(52)                         Ltd., a Canadian company owned
                             by Philip Kives

David Wolinsky               Partner - Monk Goodwin a                   1999                ----              ----
(54)                         Canadian law firm in Winnipeg,
                             Manitoba


(1)  Lawrence Kieves is the first cousin, once removed, of Philip Kives.


         Philip Kives founded the Company in 1968 and has served as its Chairman of the Board since the Company's inception. In addition, Mr. Kives was re-appointed the Chief Executive Officer on October 16, 1995.

         Herbert Davis was elected a director in January 1999. Mr. Davis is an attorney engaged in the private practice of law with the Law Offices of Herbert Davis, which he founded in 1984. Mr. Davis specializes in business litigation and business transactions.

         Lawrence Kieves joined the Company as President in October 1998 with extensive experience in the entertainment industry and in public service. Most recently he served as Managing Director of EWK Associates, a private company engaged in real-estate development and from 1995 to 1997 he served as President of Network Event Theater, a public company operating large screen broadcast theaters on numerous college campuses. From 1993 to 1995 Mr. Kieves served as Chief Operating Officer of RKO Warner Video. Prior to that, Mr. Kieves held senior management positions in companies involved in the marketing, distribution and wholesale and retail sales of video cassettes. During the 1970's and 1980's, Mr. Kieves was involved in local and national government, most notably serving as Commissioner of the City of New York's Office of Economic Development from 1982 to 1986 and as director of the U.S. Treasury Department's Office of New York finance, overseeing the program authorizing $2.3 billion of Federally guaranteed New York City debt.


         Garry Kieves, Jeffrey Koblick and Corey Fischer have served as directors, but will not be standing for election at the annual meeting of shareholders.

         Jay William Smalley was elected a director in January 1999. Since 1970 Mr. Smalley has been the Chief Executive Officer of JWS, Inc., a privately owned real estate development and sales company specializing in hotel, motel, industrial and residential properties.

         Dennis W. Ward was elected a director in January 1999. Since 1990, Mr. Ward has been the Controller of K-tel International, Ltd., a Canadian corporation owned by Philip Kives and engaged in the marketing and distribution of consumer products.

         David Wolinsky was elected a director in January 1999. Mr. Wolinsky has been a partner with the Winnipeg, Manitoba law firm of Monk Goodwin since 1991 and specializes in entertainment, corporate and commercial law.


         During fiscal 1998 the Company's Board of Directors took action by way of Unanimous Actions in writing and did not hold any meetings.


         The Audit Committee consists of Messrs. Davis, Smalley, Ward and Wolinsky. The principal functions of the Audit Committee are to (i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with representatives of management and the independent auditors the scope and procedures used in auditing the records of the Company; and (iii) review the financial statements of the Company. The Audit Committee held no meeting in fiscal 1998.

         The Stock Option Committee currently consists of Messrs. Davis, Smalley and Wolinsky and administers the Company's 1997 Stock Option Plan, including making grants and determining vesting of options. The Stock Option Committee held no meeting in fiscal 1998 but took action by way of Unanimous Actions in writing.

         Compensation for outside directors of the Company will consist of (a) an annual option on 5,000 shares of the Company's common stock granted following the annual meeting of shareholders at which they are elected directors at an exercise price equal to the average of the low and high sales price on the date of the annual meeting of stockholders at which they are elected directors, (b) $500 per meeting of the Board of Directors that they attend, and (c) reimbursement of expenses for attending board or committee meetings. No compensation was paid to outside directors in fiscal 1998.

         Mr. Garry Kieves will not be standing for re-election as a director to the board for fiscal 1999.


         All shares represented by proxies will be voted for the election of the foregoing nominees who have indicated a willingness to serve, if elected unless otherwise provided on the proxy. If any such nominee should withdraw or otherwise become unavailable for reasons not presently known, the Board of Directors may designate substitute nominees, in which event the shares represented by proxy cards returned to the Company will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy card.

                        REPORT ON EXECUTIVE COMPENSATION


         The Compensation Committee establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company. The Compensation Committee attempts to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality while at the same time including effective incentives to motivate Company executives to perform as necessary to continue the success and growth of the Company. The Stock Option Committee administers grants of stock options under the Company's 1997 Stock Option Plan (the "1997 Option Plan") which was adopted by the Board of Directors in February, 1997 and approved by the shareholders in February, 1998.


Management Incentive Plan


         The Company has a management incentive plan under which management, including executive officers, and other key employees may be awarded annual bonuses based upon the achievement of financial goals and objectives and an assessment of personal performance during the year. Approximately 25 employees currently participate in the plan. Payments made to the executive officers under the management incentive plan are included in the Cash Compensation Table. Pursuant to the plan, there were no bonuses during fiscal 1998; Mr. Koblick received a bonus of $30,000 for fiscal 1997 and no bonus was earned by Mr. Koblick for fiscal 1996.


Retirement Plan


         Retirement benefits for full-time U.S. based employees of the Company are provided under a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code. Participants may elect to contribute, through salary reductions, up to 20% of their salary to the retirement plan up to a maximum of $10,000 per year, and the Company may make matching contributions up to 50% of the first 6% of the participants contributions. Employee contributions vest immediately; employer contributions vest 50% after one year of service and 100% after two years. Distributions upon death or termination of employment are subject to certain restrictions in order that federal income tax regulations be complied with and the amounts vested remain on a tax deferred basis until retirement. Amounts contributed by the Company as matching contributions for the executive officers under the 401(k) plan are included in the Cash Compensation Table. The Company made matching contributions of $13,468 in fiscal 1998 for the executive officers named in the Compensation Table.


Stock Options

         In February, 1997, the Board of Directors adopted the K-tel International, Inc. 1997 Stock Option Plan for officers and other key employees of the Company. The shareholders approved the plan on February 4, 1998. The stock incentives may take the form of incentive stock options and nonqualified stock options. A total of 600,000 shares of the Company's common stock were reserved for issuance upon exercise of the options. The Board of Directors has sole authority to determine the employees to whom options and awards are granted, the duration of the exercise period and any other matters arising under the plan. The Stock Option Committee administers the 1997 Option Plan, including determination of option grants. The Board of Directors has, from time to time, granted options outside of the option plan.


         As of December 31, 1998 there were 154,900 outstanding incentive stock options granted under the 1997 Stock Option Plan with no options exercisable and 308,500 nonqualified stock options outstanding with no options exercisable. As of December 31, 1998 there were 17,050 options available to be granted under the plan.

         In October 1997, the Board of Directors granted Mr. Kives a non-qualified stock option on 231,000 shares at an exercise price of $3.063 per share for his years of service as Chairman of the Board of Directors and Chief Executive Officer. The options vested 100% on the date of the grant.

Chief Executive Officer Compensation

         Mr. Kives was re-appointed as Chief Executive Officer October 16, 1995. For fiscal 1998, Mr. Kives did not receive any cash compensation for his services to the Company, but received an option on 231,000 shares of stock. The option was granted to Mr. Kives in recognition of his prior services and because he served as Chief Executive Officer without cash compensation during fiscal 1998.

       Philip Kives              Garry Kieves              Louis Scheimer
  Compensation Committee    Compensation Committee     Compensation Committee
                            Stock Option Committee     Stock Option Committee



                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and each of the other highest paid executive officers of the Company for services in all capacities to the Company and its subsidiaries during the year ended June 30, 1998.

                                                                       Long-Term
                                             Annual Compensation      Compensation
                                             -------------------          Awards
Name and                                                              -------------      All Other
Principal Position(s)            Year       Salary         Bonus      Stock Options   Compensation(1)
---------------------            ----       ------         -----      -------------   ---------------
Philip Kives                     1998      $  -----      $  -----        231,000         $  -----
Chief Executive Officer          1997      $  -----      $  -----        400,000         $  -----
                                 1996      $  -----      $  -----         -----          $  -----

David Weiner                 (2) 1998      $ 220,699     $  -----         -----          $  6,058
President                        1997      $ 173,979     $ 85,920        400,000         $  2,495
                                 1996      $ 146,250     $  -----         -----          $    495

Jeffrey Koblick                  1998      $ 207,231     $  -----        56,500          $  4,987
Executive Vice President         1997      $ 199,312     $ 30,000         -----          $  3,894
Purchasing & Operations          1996      $ 195,000     $  -----         -----          $  1,210

Corey Fischer                    1998      $ 135,154     $  -----        52,500          $  2,423
Chief Financial Officer,         1997      $   -----     $  -----         -----          $  -----
Vice President-Finance           1996      $   -----     $  -----         -----          $  -----
And Treasurer


(1) Other compensation for the 1998, 1997 and 1996 fiscal years consists of the Company contributions under the 401(k) plan.

(2)      Mr. Weiner resigned as President of the Company on September 4, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options granted during the fiscal year ended June 30, 1998.

                                                                                 Potential Realizable Value at
                                                                                    Assumed Annual Rates of
                                                                                  Stock Price Appreciation for
                                  Individual Grants                                        Option Term
------------------------------------------------------------------------------   -----------------------------
                                      Percent of
                                    Total Options
                                      Granted to
                      Options        Employees in      Exercise     Expiration
Name                  Granted        Fiscal Year     Price ($/sh)      Date          5%                10%
------------------------------------------------------------------------------   -----------------------------
Philip Kives          231,000          24.03%          $ 3.063       Oct/2007    $   444,976       $ 1,127,657

David Weiner (1)        6,000            .62%          $ 3.063       Oct/2007    $    11,558       $    29,290
                      140,000          14.57%          $14.344       Apr/2008    $ 1,262,569       $ 3,199,597

Jeffrey Koblick        34,000           3.54%          $ 3.063       Oct/2007    $    65,494       $   165,976
                       22,500           2.34%          $  6.00       Apr/2008    $    84,901       $   215,155

Corey Fischer          30,000           3.12%          $ 3.063       Oct/2007    $    57,789       $   146,449
                       22,500           2.34%          $  6.00       Apr/2008    $    84,901       $   215,155

(1) Mr. Weiner resigned as President on September 4, 1998, his remaining stock options have expired.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options exercised during the last fiscal year and unexercised options held as of June 30, 1998.

                                                     Number of Unexercised          Value of Unexercised
                                                       Options at Fiscal           In-the-Money Options at
                                                          Year End(#)               Fiscal Year End(1,2)
                                                 ----------------------------   ----------------------------

                 Shares Acquired     Value
Name               on Exercise     Realized(1)   Exercisable    Unexercisable   Exercisable    Unexercisable
---------------  ---------------   -----------   ----------------------------   ----------------------------
Philip Kives                0      $      ----     631,000               0       $7,602,510      $      ---

David Weiner          400,000      $11,194,306       1,200         140,000       $   13,653      $   68,262

Jeffrey Koblick       111,800      $ 1,887,663      27,200          22,500       $  309,386      $  189,844

Corey Fischer           6,000      $   178,497      24,000          22,500       $  272,988      $  189,844


(1) Market value of underlying securities at year-end minus the exercise price.
(2) Mr. Weiner resigned as President on September 4, 1998, his remaining stock options have expired.

Certain Transactions


         During fiscal 1998, the Company purchased $334,000 of consumer convenience product, including exercise equipment and health care and beauty products, from K-5 Leisure Products, Inc., a company controlled by the Company's Chairman of the Board and Chief Executive Officer. The purchase prices for these products were at prices comparable to transactions with a third party. There was an outstanding payable amount of $9,000 at June 30, 1998.


         The Company sold approximately $39,000 of consumer convenience product in fiscal 1998 to K-5 Leisure Products, Inc. a company controlled by the Company's Chairman of the Board and Chief Executive Officer. The prices for these products were comparable to prices in transactions with third parties. There was an outstanding receivable balance of $4,000 owed to the Company at June 30, 1998.

         Payments totaling $150,000 were made during the fiscal year ended June 30,1998 to a company owned by Mr. Louis Scheimer, a director, for services relating to the production of certain home video products. In addition, reimbursements of $56,000 were made to this company during the fiscal year ended June 30, 1998 for office and other expenses.


                         COMPANY STOCK PRICE PERFORMANCE

The following Stock Price Performance Graph compares the cumulative total return
* of the Company, the S&P 500 Stock Index and peer group Companies (Navarre Corporation, Platinum Entertainment, CDNow and N2K, similar music distribution companies and online music retailers) for a six year period. The Companies listed in prior year peer group are no longer listed on NASDAQ.

                           *COMPARISON OF CUMULATIVE

                              [PLOT POINTS GRAPH]

                      1993      1994      1995      1996      1997      1998
                      ----      ----      ----      ----      ----      ----

K-TEL INTERNATI     $100.00   $ 56.71   $ 43.27   $ 48.50   $ 91.02   $344.75
S & P 500           $100.00   $101.82   $128.36   $161.73   $217.85   $283.56
PEER GROUP          $100.00   $ 66.68   $142.25   $344.05   $113.35   $102.01

   *TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS



*Cumulative total return assumes quarterly reinvestment of dividends.

                               PROPOSAL NUMBER TWO

                     Amendment to the 1997 Stock Option Plan
      Increasing the Number of Shares Reserved for Issuance under the Plan

         In February, 1997 the Board of Directors adopted the 1997 Stock Option Plan, subject to approval by the Company's shareholders. The shareholders approved the plan in February 1998. In December 1998, the Board of Directors approved an amendment to the 1997 Option Plan to increase the number of shares of Company Stock reserved for options granted under the 1997 Option Plan from 600,000 shares to 2,000,000 shares.

         The purposes of the 1997 Option Plan is to provide incentives to key employees of the Company and its subsidiaries who contribute and are expected to contribute materially to the success of the Company, to provide a means of rewarding performance and to enhance the interest of such key employees in the Company's continued success and progress by providing them a proprietary interest in the Company. An aggregate of 2,000,000 shares (which includes the additional 1,400,000 shares which the Company's shareholders are being asked to approve at the Annual Meeting of Shareholders) of the Company's Common Stock is reserved for issuance upon the exercise of options granted under the 1997 Option Plan, as amended. No options may be granted under the 1997 Option Plan after February 17, 2007.

ADMINISTRATION

         The Board of Directors or, if appointed by the Board, a Stock Option Committee (the "Committee") is responsible for the administration of the 1997 Option Plan. The committee consists of two or more directors who are "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities and Exchange Commission. The Committee has general authority and discretion to determine the employees to whom options will be granted, the exercise price, the time or times at which the options may be exercised, and the number of shares to be subject to each option. In addition, the committee may prescribe the terms applicable to each grant of an option. The Committee is currently comprised of the following three directors: Messrs. Davis, Smalley and Wolinsky.

TERMS AND CONDITIONS OF OPTIONS

         Either incentive stock options ("ISO") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options may be granted under the 1997 Option Plan. Options may be granted only to key employees of the Company and its subsidiaries who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries.

         The purchase price of shares of Common Stock subject to options granted under the 1997 Option Plan is determined by the Committee, but shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted for ISO's, and not less than 85% of the fair market value on the date that the option is granted for non-qualified options. An option granted under the 1997 Option Plan vests at such rate and upon such conditions as the Committee may determine at the time the option is granted. No option granted under the 1997 Option Plan is transferable by the optionee during his or her lifetime. An option may be exercised only while the optionee is an employee to the Company or any of its subsidiaries or, in the event of a termination of employment other than by death or disability, within thirty days after termination of employment (but no later than the expiration of the term of the option). Upon the death or disability of an optionee, the optionee or his or her legal or personal representative or beneficiaries may exercise an option to the extent exercisable by the optionee within ninety days after the optionee's death or disability (but not later than the expiration of the term of the option). In the event any option expires or is cancelled, surrendered or terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again be available for grant under the 1997 Option Plan.

PAYMENT

         Payment for the shares of Common Stock purchased upon the exercise of options under the 1997 Option Plan must be made in full at the time the option is exercised. Payment may be made in cash, tender of shares of the Company's Common Stock in payment of the exercise price or payment to be made by the optionee's broker from the sale or loan proceeds for such shares or any other securities the optionee may have in his or her account with the broker.

SURRENDER AND CANCELLATION OF OPTIONS

         The committee is authorized to permit the surrender and cancellation of a previously granted option under the 1997 Option Plan and the grant of a replacement option. The previously granted option surrendered and canceled may be exercised at prices substantially higher than the exercise price of the shares of Common Stock on the date the replacement option is granted. Since the inception of the 1997 Option Plan, the Committee has not repriced any stock options granted under the 1997 Option Plan, except for options on an aggregate of 827,000 shares granted in April 1998 at an exercise price of $14.344 per share which were cancelled and replaced by options on an aggregate of 282,150 shares in September 1998 at an exercise price of $6.00 per share, the then fair market value.

AMENDMENT

         The 1997 Option Plan may be amended by the Board of Directors, except that without the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present and entitled to vote at a meeting at which a quorum is present, the Board of Directors may not amend the 1997 Option Plan to:
(i) increase the aggregate number of shares of Common Stock which may be issued and sold under the 1997 Option Plan (except such number of shares may be adjusted in the event of a recapitalization, stock dividend or similar event),
(ii) decrease the minimum exercise price at which options may be granted under the 1997 Option Plan, (iii) extend the period during which the options may be granted, or (iv) change the requirements as to the class of employees eligible to receive options.

TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. Under the present federal tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon his or her exercise of an ISO, the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price will constitute an "item of tax preference" within the meaning of Section 57 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of the shares of Common Stock acquired through the exercise of an ISO within two years from the date of the disposition of such shares will constitute a long-term capital gain to the optionee at a capital gain rate of 28%: the capital gain rate is reduced to 20% if the shares are held for 18 months from the date of exercise or if the shares are sold by an estate or trust. If an optionee disposes of the ISO, an amount equal to the lesser of (i) the excess of the fair market value of such shares on the date of the exercise over the exercise price, or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. Any additional gain upon such disposition will be taxed as short-term capital gain. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to the optionee.

         NON-QUALIFIED OPTIONS. Under the present federal income tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of a non-qualified option. However, the optionee will realize ordinary income upon the grant of a non-qualified option in an amount equal to the excess of the fair market value of the shares of Common Stock acquired upon exercise of such option over the exercise price, and the Company will receive a corresponding tax deduction.

OUTSTANDING OPTIONS

         As of December 31, 1998, the following options to acquire shares of the Common Stock were outstanding under the 1997 Option Plan; (i) no options to the executive officers of the Company named in the Compensation Table; (ii) options for an aggregate of 154,700 shares at exercise prices ranging from $6.00 to $6.50 per share to approximately ten employees (excluding executive officers). The option vesting period is determined by the Committee at the date of the grant. The vesting periods range from zero to four years for options granted under the 1997 Option Plan, but may be accelerated by the Committee.

PROPOSED AMENDMENT

         The shareholders of the Company initially approved 600,000 shares of Common Stock for issuance under the 1997 Option Plan in February 1998. The purpose of the Amendment is to provide a sufficient number of shares under the 1997 Option Plan for existing grants and expected grants over the next several years.

         The Board of Directors unanimously recommends a vote FOR the proposal to increase the number of shares reserved for issuance under the 1997 Option Plan from 600,000 shares to 2,000,000 shares of Common Stock.

NEW PLAN BENEFITS; POSSIBLE GRANT OF NEW OPTION TO PHILIP KIVES

         The grant of stock options under the 1997 Option Plan are made at the discretion of the committee as discussed above. During the fiscal 1998, the Committee granted options on an aggregate of 486,000 shares of Common Stock to the executive officers named in the Compensation consisting of 231,000 shares to Philip Kives, 146,000 shares to David Weiner, 56,500 shares to Jeffrey Koblick and 52,500 shares to Corey Fischer.

         To demonstrate the ability of the Company to meet the requirements for the continued listing of the Company's Common Stock on Nasdaq national Market and to meet the liquidity needs of the Company, Philip Kives, Chairman and Chief Executive Officer of the Company, has offered to invest up to an additional $2,000,000 through an option to be granted under the 1997 Option Plan following the conclusion of the Company's annual meeting of shareholders if the shareholders approved the proposed amendment to the 1997 Option Plan increasing the number of authorized shares from 600,000 shares to 2,000,000 shares. Currently, there are not sufficient number of shares available under the 1997 Option Plan for the proposed option grant to Philip Kives. The grant would be made at the discretion of the Committee on February 26, 1999 at the average of the high and low sales prices for the Company's Common Stock traded on the Nasdaq National Market on February 26, 1999. If such option is granted, Mr. Kives has agreed to exercise the option to the extent necessary to meet the requirements for continued listing of the Company on the Nasdaq National Market or to meet the liquidity requirements, in each case as determined by a majority of the Company's independent directors. The Company is currently investigating additional sources of equity financing. The obligation of Mr. Kives to exercise the option in such events would terminate after the Company has received in the aggregate $15 million in proceeds from the issuance of its capital stock.

                              PROPOSAL NUMBER THREE

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen & Co., independent public accountants for the Company for fiscal 1998, have been selected by the Board of Directors for fiscal 1999. A representative of Arthur Andersen LLP is expected to be present at the 1998 Annual meeting and will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote "FOR" Arthur Andersen LLP as independent public accountants. The affirmative vote of a majority of the shares voting at the meeting is required for approval.

         All shares represented by proxies will be voted for the appointment of the foregoing unless otherwise provided on the proxy.


                             ADDITIONAL INFORMATION

General

         As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the individual voting the proxies.

         Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally by telephone or by special letter. The Company may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of stock of the Company.

         The Company's Annual Report for the year ended June 30, 1998 accompanies this proxy statement.


Shareholder Proposal

         Any shareholders proposals for the Company's 1999 annual meeting must be received by the Company's Secretary by September 15, 1999 in order to be included in the proxy statement. The proposals must comply with all applicable statutes and regulations.


                                         By Order of the Board of Directors




                                         /s/ Lawrence Kieves

                                         Lawrence Kieves
                                         President


Minneapolis, Minnesota
January 25, 1999

                            K-TEL INTERNATIONAL, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Philip Kives and Lawrence Kieves, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all of the undersigned's shares of common stock of K-tel International, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on February 26, 1999 at 11:00 a.m. and at any adjournment thereof.


1.  Election of Directors:      For all nominees listed below              [ ]
                                (except as marked on the contrary below)

                                WITHHOLD AUTHORITY to vote for             [ ]
                                all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.)


Nominees:  Philip Kives, Herbert Davis, Lawrence Kieves,
           Jay William Smalley, Dennis Ward, David Wolinsky

2. To approve an amendment to the Company's 1997 Stock Option Plan increasing the number of shares of common stock reserved for issuance under the plan from 600,000 shares to 2,000,000 shares.

              FOR [ ]                AGAINST [ ]                ABSTAIN [ ]


--------------------------------------------------------------------------------


3. To approve the appointment of Arthur Andersen LLP as independent accountants:

              FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

--------------------------------------------------------------------------------

                  (Continued and to be signed on reverse side)

4. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

Please sign exactly as your name or names appear below. If a partnership, sign in Partnership name by authorized person. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian give your full title as such. If a corporation, sign the full corporate name by a duly authorized officer.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                         Date __________________________________

                                         Signature(s):

                                         _______________________________________

                                         _______________________________________